Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

●	Net income of $1.0 million, down $0.4 million, from $1.4 million for second quarter of 2023
●	Diluted earnings per share of $0.22, down $0.10, from $0.32 for second quarter of 2023
●	Net interest income of $7.5 million, down $0.2 million, from $7.7 million for second quarter of 2023
●	Gain on sales of loans of $0.6 million, up $0.3 million, from $0.3 million for second quarter of 2023
●	Net interest margin of 2.70%, down 20 basis points, from 2.90% for second quarter of 2023
●	Goodwill impairment of $0.8 million was recorded in the second quarter of 2024
●

As previously announced, on May 14, 2024, we entered into a definitive Agreement and Plan of Merger to which Alerus Financial Corporation (Nasdaq:ALRS) will acquire HMN Financial, Inc. in an all-stock merger. The transaction is expected to close in the fourth quarter of 2024, subject to customary closing conditions, including receipt of required regulatory and stockholder approvals.

●	Merger related expenses of $0.5 million were recorded in the second quarter of 2024

Year to Date Summary

●	Net income of $2.3 million, down $0.8 million, from $3.1 million for first six months of 2023
●	Diluted earnings per share of $0.52, down $0.18, from $0.70 for first six months of 2023
●	Net interest income of $14.7 million, down $1.1 million from $15.8 million for first six months of 2023
●	Gain on sales of loans of $0.9 million, up $0.3 million, from $0.6 million for first six months of 2023
●	Net interest margin of 2.67%, down 33 basis points, from 3.00% for first six months of 2023

Net Income Summary	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$970	1,421	$2,288	3,055
Diluted earnings per share	0.22	0.32	0.52	0.70
Return on average assets (annualized)	0.34%	0.52%	0.40%	0.56%
Return on average equity (annualized)	3.18%	4.81%	3.77%	5.22%
Book value per share	$24.71	22.76	$24.71	22.76

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Amounts Excluding Merger Related Expenses (1)
	Three months ended	Six months ended
	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2024	2024
Adjusted net income	$1,334	$2,652
Adjusted diluted earnings per share	0.30	0.61
Adjusted return on average assets (annualized)	0.47%	0.46%
Adjusted return on average equity (annualized)	4.37%	4.37%
Adjusted book value per share	$24.79	$24.79

(1) Amounts excluding merger related expenses for net income, diluted earnings per share, return on average assets, return on average equity, and book value per share are non-GAAP financial measures. Please see Item VIII. in the Selected Consolidated Information for disclosure and reconciliation of non-GAAP financial measures.

ROCHESTER, MINNESOTA, July 22, 2024 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.0 million for the second quarter of 2024, a decrease of $0.4 million compared to net income of $1.4 million for the second quarter of 2023. Diluted earnings per share for the second quarter of 2024 was $0.22, a decrease of $0.10 from diluted earnings per share of $0.32 for the second quarter of 2023. The decrease in net income between the periods was primarily because of a $0.8 million increase in other expenses due to a goodwill impairment that was recorded, a $0.5 million increase in professionals services due to merger related expenses, and a $0.2 million decrease in net interest income because of a decline in the net interest margin as a result of funding costs increasing faster than the yields on interest earning assets. These decreases in net income were partially offset by a $0.6 million decrease in the provision for credit losses due primarily to perceived improvements in the forecasted economic environment, a $0.3 million increase in the gain on sales of loans due to an increase in the amount of originated loans that were sold, and a $0.2 million reduction in income tax expense between the periods as a result of the reduced pretax income.

President’s Statement

“Maintaining our net interest margin continues to be a challenge in the current interest rate environment as our funding costs continue to increase at a faster rate than the yields earned on our earning assets,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “We are, however, encouraged by the increase in our net interest margin from the prior quarter and will continue to focus our effort on increasing our net interest margin further by expanding our core customer deposit relationships.”

Second Quarter Results

Net Interest Income

Net interest income was $7.5 million for the second quarter of 2024, a decrease of $0.2 million, or 3.1%, compared to $7.7 million for the second quarter of 2023. Interest income was $12.6 million for the second quarter of 2024, an increase of $2.1 million, or 19.8%, from $10.5 million for the second quarter of 2023. Interest income increased primarily because of the increase in the average yield earned on interest-earning assets between the periods and also because of the $47.3 million increase in the average interest-earning assets. The average yield earned on interest-earning assets was 4.54% for the second quarter of 2024, an increase of 60 basis points from 3.94% for the second quarter of 2023. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 3.75% increase in the prime interest rate over the past two years.

Interest expense was $5.1 million for the second quarter of 2024, an increase of $2.3 million, or 83.7%, compared to $2.8 million for the second quarter of 2023. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $40.8 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 2.01% for the second quarter of 2024, an increase of 88 basis points from 1.13% for the second quarter of 2023. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits and certificates of deposits were used as funding sources in the second quarter of 2024 than were used in the second quarter of 2023. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 3.75% increase in the federal funds rate over the past two years also contributed to the higher funding costs in the second quarter of 2024 when compared to the same period in 2023. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2024 was 2.70%, a decrease of 20 basis points, compared to 2.90% for the second quarter of 2023. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

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A summary of the Company’s net interest margin for the three- and six-month periods ended June 30, 2024 and 2023 is as follows:

	For the three-month period ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$221,664	1,031	1.87%	$259,187	800	1.24%
Loans held for sale	2,944	50	6.87	1,872	29	6.24
Single family loans, net	265,291	2,958	4.48	225,065	2,195	3.91
Commercial loans, net	551,691	7,379	5.38	527,900	6,663	5.06
Consumer loans, net	41,246	717	6.99	47,518	732	6.18
Other	32,668	445	5.47	6,661	78	4.70
Total interest-earning assets	1,115,504	12,580	4.54	1,068,203	10,497	3.94

Interest-bearing liabilities:
Checking accounts	143,572	300	0.84	169,870	253	0.60
Savings accounts	104,100	28	0.11	115,658	28	0.10
Money market accounts	279,382	1,707	2.46	267,075	1,049	1.58
Retail certificate accounts	153,871	1,626	4.25	89,436	474	2.13
Wholesale certificate accounts	111,061	1,409	5.10	62,978	745	4.74
Customer escrows	0	0	0.00	4,737	23	2.00
Advances and other borrowings	1,266	18	5.63	14,419	197	5.48
Total interest-bearing liabilities	793,252			724,173
Non-interest checking	224,385			252,008
Other non-interest bearing liabilities	2,397			3,043
Total interest-bearing liabilities and non-interest bearing deposits	$1,020,034	5,088	2.01	$979,224	2,769	1.13
Net interest income		$7,492			$7,728
Net interest rate spread			2.53%			2.81%
Net interest margin			2.70%			2.90%

	For the six-month period ended
	June 30, 2024			June 30, 2023
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$225,783	1,954	1.74%	$263,909	1,595	1.22%
Loans held for sale	2,398	79	6.62	1,546	47	6.16
Single family loans, net	265,041	5,835	4.43	216,643	4,146	3.86
Commercial loans, net	546,419	14,450	5.32	525,425	13,036	5.00
Consumer loans, net	41,374	1,426	6.93	46,655	1,393	6.02
Other	30,673	835	5.47	8,726	193	4.46
Total interest-earning assets	1,111,688	24,579	4.45	1,062,904	20,410	3.87

Interest-bearing liabilities:
Checking accounts	144,210	606	0.84	165,811	441	0.54
Savings accounts	105,206	56	0.11	118,185	54	0.09
Money market accounts	275,698	3,288	2.40	262,944	1,704	1.31
Retail certificate accounts	144,032	2,975	4.15	82,725	697	1.70
Wholesale certificate accounts	113,742	2,885	5.10	62,018	1,456	4.73
Customer escrows	0	0	0.00	5,560	55	2.00
Advances and other borrowings	748	21	5.64	7,856	212	5.44
Total interest-bearing liabilities	783,636			705,099
Non-interest checking	231,357			266,989
Other non-interest bearing liabilities	2,648			2,735
Total interest-bearing liabilities and non-interest bearing deposits	$1,017,641	9,831	1.94	$974,823	4,619	0.96
Net interest income		$14,748			$15,791
Net interest rate spread			2.51%			2.91%
Net interest margin			2.67%			3.00%

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Provision for Credit Losses

The provision for credit losses was ($0.3) million for the second quarter of 2024, a decrease of $0.6 million compared to $0.3 million for the second quarter of 2023. The provision for credit losses decreased as a result of the reduction in the required qualitative reserves due primarily to perceived improvements in the forecasted economic conditions. These reductions were partially offset by an increase in the provision as a result of an increase in the allowance for credit losses attributable to loan growth.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on the size and risk characteristics of the various portfolio segments, past loss history, and other adjustments determined to have a potential impact on future credit losses.

A reconciliation of the Company’s allowance for credit losses for the second quarters of 2024 and 2023 is summarized as follows:

	Three months ended June 30
(Dollars in thousands)	2024	2023
Balance at March 31,	$11,586	11,342
Provision	(307)	200
Charge offs:
Consumer	(8)	(27)
Commercial business	(9)	0
Recoveries	30	2
Balance at June 30,	$11,292	11,517

Allocated to:
Collective allowance	$10,884	11,345
Individual allowance	408	172
	$11,292	11,517

The following table presents the components of the provision for credit losses for the second quarter of 2024 and 2023.

	Three months ended June 30,
(Dollars in thousands)	2024	2023
Provision for credit losses on:
Loans	$(307)	200
Unfunded commitments	1	56
Total	$(306)	256

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	June 30,	March 31,
(Dollars in thousands)	2024	2024
Non‑performing loans:
Single family	$590	$742
Commercial real estate	1,025	462
Consumer	320	334
Commercial business	1,255	1,262
Total non‑performing assets	$3,190	$2,800
Total as a percentage of total assets	0.29%	0.24%
Total as a percentage of total loans receivable	0.36%	0.32%
Allowance for credit losses to non-performing loans	353.92%	413.78%

Delinquency data:
Delinquencies (1)
30+ days	$3,198	$1,632
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.19%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.2 million for the second quarter of 2024, an increase of $0.2 million, or 12.0%, from $2.0 million for the second quarter of 2023. Gain on sales of loans increased $0.3 million between the periods because of an increase in single family loan sales due primarily to an increase in the amount of originated mortgage loans that were sold. Other non-interest income increased slightly due primarily to an increase in the revenue earned on the sales of uninsured investment products between the periods. Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees collected as a result of changes to the Company’s overdraft policy that were implemented in the first quarter of 2024. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of commercial loans that were being serviced for others as more serviced loans were paid off than were added to the servicing portfolio during the period.

Non-interest expense was $8.7 million for the second quarter of 2024, an increase of $1.2 million, or 16.2%, from $7.5 million for the second quarter of 2023. Other non-interest expense increased $0.8 million primarily because there was an impairment of goodwill that was recorded during the quarter. Professional services increased $0.5 million between the periods primarily because of an increase in legal, accounting, and other professional services expenses related to the pending merger. The Company expects to incur additional merger related costs through the closing of the pending merger with Alerus. Data processing expense increased slightly due to an increase in debit card processing expenses between the periods. These increases were partially offset by a slight decrease in compensation and benefits expense primarily because of a decrease in the number of employees between the periods. Occupancy and equipment expense decreased slightly between the periods due primarily to a decrease in building expenses.

Income tax expense was $0.4 million for the second quarter of 2024, a decrease of $0.2 million from $0.6 million for the second quarter of 2023. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2024 was 0.34%, compared to 0.52% for the second quarter of 2023. Return on average equity (annualized) was 3.18% for the second quarter of 2024, compared to 4.81% for the same period in 2023. Book value per common share at June 30, 2024 was $24.71, compared to $22.76 at June 30, 2023.

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Six-Month Period Results

Net Income

Net income was $2.3 million for the six-month period ended June 30, 2024, a decrease of $0.8 million, or 25.1%, compared to net income of $3.1 million for the six-month period ended June 30, 2023. Diluted earnings per share for the six-month period ended June 30, 2024 was $0.52, a decrease of $0.18 per share compared to diluted earnings per share of $0.70 for the same period in 2023. The decrease in net income between the periods was primarily because of a $0.8 million increase in other expenses due to an impairment of goodwill that was recorded, a $0.5 million increase in professional services due to merger related expenses, and a $1.1 million decrease in net interest income because of a decline in the net interest margin as a result of funding costs increasing faster than the yields on interest earning assets. These decreases in net income were partially offset by a $0.7 million decrease in the provision for credit losses due primarily to perceived improvements in the forecasted economic environment, a $0.3 million increase in the gain on sales of loans due to an increase in the amount of loans that were sold, and a $0.3 million reduction in income tax expense between the periods as a result of the reduced pretax income.

Net Interest Income

Net interest income was $14.7 million for the first six months of 2024, a decrease of $1.1 million, or 6.6%, compared to $15.8 million for the same period of 2023. Interest income was $24.6 million for the first six months of 2024, an increase of $4.2 million, or 20.4%, from $20.4 million for the first six months of 2023. Interest income increased primarily because of the increase in the average yield earned on interest-earning assets between the periods and also because of the $48.8 million increase in the average interest-earning assets. The average yield earned on interest-earning assets was 4.45% for the first six months of 2024, an increase of 58 basis points from 3.87% for the same period of 2023. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 3.75% increase in the prime interest rate over the past two years.

Interest expense was $9.8 million for the first six months of 2024, an increase of $5.2 million, or 112.8%, compared to $4.6 million for the same period of 2023. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $42.8 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.94% for the first six months of 2024, an increase of 98 basis points from 0.96% for the first six months of 2023. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits and certificates of deposits were used as funding sources in the first six months of 2024 than were used in the same period of 2023. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 3.75% increase in the federal funds rate over the past two years also contributed to the higher funding costs in the first six months of 2024 when compared to the same period in 2023. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2024 was 2.67%, a decrease of 33 basis points, compared to 3.00% for the first six months of 2023. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

Provision for Credit Losses

The provision for credit losses was ($0.5) million in the first six months of 2024, a decrease of $0.7 million compared to $0.2 million for the first six months of 2023. The provision for credit losses decreased as a result of the reduction in the required qualitative reserves due primarily to perceived improvements in the forecasted economic conditions. These reductions were partially offset by an increase in the provision as a result of an increase in the allowance for credit losses attributable to loan growth.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on the size and risk characteristics of the various portfolio segments, past loss history, and other adjustments determined to have a potential impact on future credit losses.

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A reconciliation of the Company’s allowance for credit losses for the six-month periods ending June 30, 2024 and 2023 is summarized as follows:

	Six months ended June 30,
(Dollars in thousands)	2024	2023
Balance at January 1,	$11,824	10,277
Adoption of Accounting Standard Update (ASU) 2016-13	0	1,070
Provision	(515)	168
Charge offs:
Single family	(30)	0
Consumer	(8)	(27)
Commercial business	(9)	0
Recoveries	30	29
Balance at June 30,	$11,292	11,517

On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The transition to this ASU resulted in a cumulative-effect adjustment to the allowance for credit losses of $1.1 million, an increase in deferred tax assets of $0.3 million, and a decrease to retained earnings of $0.8 million as of the adoption date. In addition, a liability of $0.1 million was established for projected future losses on unfunded commitments on outstanding lines of credit upon adoption. The projected liability for unfunded commitments did not change during the first six months of 2024 and increased $80,000 in the first six months of 2023. The respective provisions for credit losses reflects these changes.

The following table presents the components of the provision for credit losses for the six month periods ended June 30, 2024 and 2023.

	Six months ended June 30,
(Dollars in thousands)	2024	2023
Provision for credit losses on:
Loans	$(515)	168
Unfunded commitments	0	80
Total	$(515)	248

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the most recently completed quarter and December 31, 2023.

	June 30,	December 31,
(Dollars in thousands)	2024	2023
Non‑performing loans:
Single family	$590	$762
Commercial real estate	1,025	493
Consumer	320	376
Commercial business	1,255	2,187
Total non‑performing assets	$3,190	$3,818
Total as a percentage of total assets	0.29%	0.34%
Total as a percentage of total loans receivable	0.36%	0.44%
Allowance for credit losses to non-performing loans	353.92%	309.69%

Delinquency data:
Delinquencies (1)
30+ days	$3,198	$715
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.36%	0.08%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

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Non-Interest Income and Expense

Non-interest income was $4.1 million for the first six months of 2024, an increase of $0.2 million, or 5.5%, from $3.9 million for the first six months of 2023. Gain on sales of loans increased $0.3 million between the periods because of an increase in single family loan sales due primarily to an increase in the amount of originated mortgage loans that were sold. Other non-interest income increased $0.1 million due primarily to an increase in the revenue earned on the sales of uninsured investment products between the periods. These increases in net income were partially offset by a $0.1 million decrease in fees and service charges between the periods due primarily to a decrease in overdraft fees collected as a result of changes to the Company’s overdraft policy that were implemented in the first quarter of 2024. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of commercial loans that were being serviced for others as more serviced loans were paid off than were added to the servicing portfolio during the period.

Non-interest expense was $16.2 million for the first six months of 2024, an increase of $1.0 million, or 7.0%, from $15.2 million for the first six months of 2023. Other non-interest expense increased $0.7 million primarily because a goodwill impairment was recorded in the second quarter. Professional services increased $0.5 million between the periods primarily because of an increase in legal, accounting, and other professional services expenses related to the pending merger. The Company expects to incur additional merger related costs through the closing of the pending merger with Alerus. Data processing expense increased $0.1 million due to an increase in debit card processing expenses between the periods. These increases were partially offset by a $0.1 million decrease in compensation and benefits expense primarily because of decrease in the number of employees between the periods. Occupancy and equipment expense decreased $0.1 million between the periods due primarily to a decrease in building expenses.

Income tax expense was $0.9 million for the first six months of 2024, a decrease of $0.3 million from $1.2 million for the first six months of 2023. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the first six months of 2024 was 0.40%, compared to 0.56% for the first six months of 2023. Return on average equity (annualized) was 3.77% for the first six months of 2024, compared to 5.22% for the same period in 2023. Book value per common share at June 30, 2024 was $24.71, compared to $22.76 at June 30, 2023.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “optimistic”, “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of HMN’s operations with those of Alerus will be materially delayed or will be more costly or difficult than expected; the parties’ inability to meet expectations regarding the timing of the proposed merger; changes to tax legislation and their potential effects on the accounting for the proposed merger; the inability to complete the proposed merger due to the failure of HMN’s or Alerus’ stockholders to adopt the merger agreement, or the failure of Alerus’ stockholders to approve the issuance of Alerus common stock in connection with the merger; the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed merger on HMN’s, Alerus’ or the combined company’s respective customer and employee relationships and operating results; the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the amount HMN’s stockholders’ equity as of the closing date of the proposed merger and any potential downward adjustment in the exchange ratio; the dilution caused by Alerus’ issuance of additional shares of Alerus common stock in connection with the proposed merger; enacted and expected changes to the federal funds rate and the resulting impacts on consumer deposits, loan originations, net interest margin, net interest income and related aspects of the Home Federal Savings Bank’s (the Bank) business; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; anticipated level of future asset growth; anticipated ability to maintain and grow core deposit relationships; anticipated call dates of callable investments owned; anticipated impact of tax law changes on future taxable state income; anticipated level of future core deposit growth; and the payment of dividends by HMN.

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A number of factors, many of which may be amplified by deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2023. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

Additional Information and Where to Find It

Alerus filed a registration statement on Form S-4 with the SEC on July 15, 2024 in connection with the proposed transaction. The registration statement includes a joint proxy statement of Alerus and HMN that also constitutes a prospectus of Alerus, which will be sent to the stockholders of Alerus and HMN after the SEC declares the registration statement effective. Before making any voting decision, the stockholders of Alerus and HMN are advised to read the joint proxy statement/prospectus when it becomes available because it will contain important information about Alerus, HMN and the proposed transaction. When filed, this document and other documents relating to the Merger filed by Alerus or HMN can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing Alerus’ website at www.alerus.com under the link “Investors Relations” and then under “SEC Filings” and HMN’s website at www.justcallhome.com/HMNFinancial under “SEC Filings.” Alternatively, these documents can be obtained free of charge from Alerus upon written request to Alerus Financial Corporation, Corporate Secretary, 401 Demers Avenue, Grand Forks, North Dakota 58201 or by calling (701) 795-3200, or from HMN upon written request to HMN Financial, Inc., Corporate Secretary, 1016 Civic Center Drive NW, Rochester, Minnesota 55901 or by calling (507) 535-1200. The contents of the websites referenced above are not deemed to be incorporated by reference into this press release, the registration statement or the joint proxy statement/prospectus.

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Participants in the Solicitation

This press release does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Alerus, HMN, and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Alerus and HMN in connection with the proposed merger under SEC rules. Information about the directors and executive officers of Alerus and HMN will be included in the joint proxy statement/prospectus for the proposed transaction filed with the SEC. These documents (when available) may be obtained free of charge in the manner described above under “Additional Information and Where to Find It.”

Security holders may obtain information regarding the names, affiliations and interests of Alerus’ directors and executive officers in the definitive proxy statement of Alerus relating to its 2024 Annual Meeting of Stockholders filed with the SEC on March 25, 2024 and on Alerus’ Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 8, 2024. Security holders may also obtain information regarding the names, affiliations and interests of HMN’s directors and executive officers in the definitive proxy statement of HMN relating to its 2024 Annual Meeting of Stockholders filed with the SEC on March 21, 2024 and HMN’s Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on March 19, 2024. To the extent the holdings of Alerus’ securities by Alerus’ directors and executive officers or the holdings of HMN securities by HMN’s directors and executive officers have changed since the amounts set forth in Alerus’ or HMN’s respective proxy statement for its 2024 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge in the manner described above under “Additional Information and Where to Find It.”

Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted total noninterest expense, adjusted total income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average stockholders’ equity and adjusted book value per share to reflect the impact of expenses incurred in connection with the aforementioned Plan of Merger. These measures are not in accordance with accounting principles generally accepted in the United States of America (GAAP) and accordingly reconciliations of these items to these items determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2024	2023
	(unaudited)
Assets
Cash and cash equivalents	$13,663	11,151
Securities available for sale:
Mortgage-backed and related securities (amortized cost $161,951 and $179,366)	144,991	161,414
Other marketable securities (amortized cost $54,330 and $54,112)	54,031	53,680
Total securities available for sale	199,022	215,094

Loans held for sale	2,861	1,006
Loans receivable, net	864,698	845,692
Accrued interest receivable	3,982	3,553
Mortgage servicing rights, net	2,643	2,709
Premises and equipment, net	15,623	15,995
Goodwill	0	802
Prepaid expenses and other assets	3,967	3,962
Deferred tax asset, net	7,088	7,171
Total assets	$1,113,547	1,107,135

Liabilities and Stockholders’ Equity
Deposits	$983,244	976,793
Federal Home Loan Bank advances and Federal Reserve borrowings	10,800	13,200
Accrued interest payable	3,903	2,399
Customer escrows	1,993	2,246
Accrued expenses and other liabilities	3,264	4,790
Total liabilities	1,003,204	999,428
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662 outstanding 4,464,952 and 4,457,905	91	91
Additional paid-in capital	41,280	41,235
Retained earnings, subject to certain restrictions	143,782	142,278
Accumulated other comprehensive loss	(12,367)	(13,191)
Unearned employee stock ownership plan shares	(772)	(870)
Treasury stock, at cost 4,663,710 and 4,670,757 shares	(61,671)	(61,836)
Total stockholders’ equity	110,343	107,707
Total liabilities and stockholders’ equity	$1,113,547	1,107,135

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HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
Interest income:
Loans receivable	$11,104	9,619	21,790	18,622
Securities available for sale:
Mortgage-backed and related	473	600	987	1,252
Other marketable	558	200	967	343
Other	445	78	835	193
Total interest income	12,580	10,497	24,579	20,410

Interest expense:
Deposits	5,070	2,549	9,810	4,352
Customer escrows	0	23	0	55
Advances and other borrowings	18	197	21	212
Total interest expense	5,088	2,769	9,831	4,619

Net interest income	7,492	7,728	14,748	15,791

Provision for credit losses	(306)	256	(515)	248
Net interest income after provision for credit losses	7,798	7,472	15,263	15,543

Non-interest income:
Fees and service charges	764	831	1,496	1,638
Loan servicing fees	386	391	774	791
Gain on sales of loans	633	334	927	629
Other	427	418	920	844
Total non-interest income	2,210	1,974	4,117	3,902

Non-interest expense:
Compensation and benefits	4,420	4,459	9,117	9,264
Occupancy and equipment	880	914	1,732	1,864
Data processing	579	545	1,114	1,050
Professional services	750	292	1,071	529
Other	2,036	1,247	3,182	2,443
Total non-interest expense	8,665	7,457	16,216	15,150
Income before income tax expense	1,343	1,989	3,164	4,295
Income tax expense	373	568	876	1,240
Net income	970	1,421	2,288	3,055
Other comprehensive income, net of tax	832	705	824	2,951
Comprehensive income available to common stockholders	$1,802	2,126	3,112	6,006
Basic earnings per share	$0.22	0.33	0.53	0.70
Diluted earnings per share	$0.22	0.32	0.52	0.70

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2024	2023	2024	2023
I. OPERATING DATA:
Interest income	$12,580	10,497	24,579	20,410
Interest expense	5,088	2,769	9,831	4,619
Net interest income	7,492	7,728	14,748	15,791

II. AVERAGE BALANCES:
Assets (1)	1,151,730	1,105,130	1,147,967	1,099,675
Loans receivable, net	858,228	800,483	852,834	788,723
Securities available for sale (1)	221,664	259,187	225,783	263,909
Interest-earning assets (1)	1,115,504	1,068,203	1,111,688	1,062,904
Interest-bearing liabilities and non-interest bearing deposits	1,020,034	979,224	1,017,641	974,823
Equity (1)	122,786	118,568	122,139	118,021

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.34%	0.52%	0.40%	0.56%
Interest rate spread information:
Average during period	2.53	2.81	2.51	2.91
End of period	2.60	2.78	2.60	2.78
Net interest margin	2.70	2.90	2.67	3.00
Ratio of operating expense to average total assets (annualized)	3.03	2.71	2.84	2.78
Return on average common equity (annualized)	3.18	4.81	3.77	5.22
Efficiency	89.31	76.86	85.96	76.93

	June 30,	December 31,	June 30,
	2024	2023	2023
IV. EMPLOYEE DATA:
Number of full time equivalent employees	153	162	167

V. ASSET QUALITY:
Total non-performing assets	$3,190	3,818	1,751
Non-performing assets to total assets	0.29%	0.34%	0.16%
Non-performing loans to total loans receivable	0.36	0.44	0.18
Allowance for credit losses	$11,292	11,824	11,517
Allowance for credit losses to total assets	1.01%	1.07%	1.04%
Allowance for credit losses to total loans receivable	1.29	1.38	1.37
Allowance for credit losses to non-performing loans	353.92	309.69	752.44

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$24.71	24.16	22.76

	Six Months Ended June 30, 2024	Year Ended December 31, 2023	Six Months Ended June 30, 2023
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.91%	9.73%	9.21%
Average stockholders’ equity to average assets (1)	10.64	10.65	10.73
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.24	109.00	109.04
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.94	11.54	11.36
Tier 1 capital leverage ratio	9.28	9.08	9.25
Tier 1 capital ratio	11.94	11.54	11.36
Risk-based capital	13.19	12.80	12.61

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

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VIII. RECONCILIATION OF NON-GAAP MEASURES	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Total noninterest expense (GAAP)	$8,665	$16,216
Less: merger-related expenses	(500)	(500)
Adjusted total noninterest expense	$8,165	$15,716

Income tax expense (GAAP)	$373	$876
Plus: merger-related expenses	136	136
Adjusted total income tax expense	$509	$1,012

Net income (GAAP)	$970	$2,288
Plus: merger-related expenses	500	500
Less: related tax effect	(136)	(136)
Adjusted net income	$1,334	$2,652

Weighted average number of shares outstanding adjusted for effect of dilutive securities	4,378,816	4,374,430

Diluted earnings per shares (GAAP)	$0.22	$0.52
Plus: effect of merger-related expenses	0.08	0.09
Adjusted diluted earnings per share	$0.30	$0.61

Return on average assets	0.34%	0.40%
Less: merger-related expenses	0.13	0.06
Adjusted return on average assets	0.47%	0.46%

Return on average equity (GAAP)	3.18%	3.77%
Plus: effect of merger-related expenses	1.19	0.60
Adjusted return on average shareholders’ equity	4.37%	4.37%

Net outstanding common shares	4,464,952	4,464,952

Book value per share	$24.71	$24.71
Plus: effect of merger-related expenses	0.08	0.08
Adjusted book value per share	$24.79	$24.79

This press release contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitation as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

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